Exhibit 99.1

FOR IMMEDIATE RELEASE August 23, 2019

Tandy Leather Receives Notification of Deficiency
from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q

FORT WORTH, TEXAS – On August 21, 2019, Tandy Leather Factory, Inc. (the "Company," NASDAQ: TLF) received a notice from The Nasdaq Stock Market LLC ("Nasdaq") stating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the three- and six-months ended June 30, 2019 (the "Form 10-Q"), the Company is not in compliance with the continued listing requirements of Nasdaq Listing Rule 5250(c)(1).  Nasdaq Listing Rule 5250(c)(1), in pertinent part, requires the Company to timely file all required periodic reports with the Securities and Exchange Commission.  The Company previously reported that it anticipated a delay in filing the Form 10-Q, as disclosed in the Company's Current Report on Form 8-K filed on August 14, 2019.

Under the Nasdaq Listing Rules, the Company has until October 21, 2019 to submit to Nasdaq a plan to regain compliance.  If the Company is unable to file the Form 10-Q by October 21, 2019, the Company intends to submit such a plan to Nasdaq on or before the deadline.  If Nasdaq accepts the Company's plan, it can grant an exception of up to 180 calendar days after the applicable due date for the filing of the Form 10-Q, or until February 17, 2020, to regain compliance.  If Nasdaq does not accept the Company's plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The notice has no immediate effect on the listing or trading of the Company's common stock on the Nasdaq Global Market.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 115 North American stores located in 42 US states and 7 Canadian provinces, and one International store located in Spain.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory's email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.
Contact:	Tina Castillo, Tandy Leather Factory, Inc.	(817) 872-3200 or tcastillo@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.